Exhibit 99.1

Company Investor/Media Contact:
dj Orthopedics, Inc.
Mark Francois, Director of Investor Relations
(760) 734-4766
mark.francois@djortho.com

FOR IMMEDIATE RELEASE

DJ ORTHOPEDICS ANNOUNCES PREMIMINARY SALES RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR END 2005

Preliminary Fourth Quarter Revenue Increases to Record $75 Million

SAN DIEGO, CA January 10, 2006 – dj Orthopedics, Inc., (NYSE: DJO), a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets, in anticipation of its presentation tomorrow at the 24th Annual JPMorgan Healthcare Conference, today announced preliminary sales results for the fourth quarter and fiscal year ended December 31, 2005.  The Company said that these revenue results remain subject to adjustment as the Company completes its year-end financial closing process and the annual financial audit of its results.

Preliminary net revenues for the fourth quarter of 2005 totaled approximately $75 million, increasing approximately 10 percent compared with net revenues of $68.1 million reported in the fourth quarter of 2004.  The fourth quarter of 2005 included 61 shipping days, while the comparable 2004 period included 65 days.  Average daily sales for the fourth quarter of 2005 increased approximately 17 percent compared to average daily sales for the fourth quarter of 2004.

Preliminary net revenues for the fourth quarter of 2005 for the Company’s Domestic Rehabilitation, Regeneration and International segments are expected to reflect growth rates, on the basis of average daily sales, compared to the prior year, of approximately 17 percent, 19 percent and 19 percent, respectively.  In addition, average daily sales for each of the Company’s segments are expected to reflect solid sequential growth from the third quarter of 2005.  Average daily sales for the Company’s Regeneration segment are expected to reflect strong sequential growth of approximately 12 percent compared to average daily sales for the third quarter of 2005.

For the full year 2005, preliminary net revenues totaled approximately $286 million, increasing approximately 12 percent compared with net revenues of $256 million reported for 2004.

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“We are very pleased to announce outstanding revenue results for the fourth quarter and full year,” said Les Cross, president and chief executive officer.  “Solid execution against our 2005 growth strategies enabled us to exceed our original expectations for revenue growth.  We achieved double-digit growth in 2005, with strong contributions from each of our Domestic Rehabilitation, Regeneration and International business segments.  We also look forward to reporting another strong quarter of earnings growth when we release our complete fourth quarter and full year 2005 results on approximately February 9, 2006.  Our current expectation is that our operating margin for the fourth quarter will be approximately 19%, generally consistent with the operating margin achieved in the third quarter of 2005.”

About dj Orthopedics, Inc.

dj Orthopedics is a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets.  Marketed under the DonJoy and ProCare brands, the Company’s broad range of over 600 rehabilitation products, including rigid knee braces, soft goods and pain management products, are used in the prevention of injury, in the treatment of chronic conditions and for recovery after surgery or injury. The Company’s regeneration products consist of bone growth stimulation devices that are used to treat nonunion fractures and as an adjunct therapy after spinal fusion surgery.  Together, these products provide solutions throughout the patient’s continuum of care.  The Company sells its products in the United States and in more than 40 other countries through networks of agents, distributors and its direct sales force.  Customers include orthopedic, podiatric and spine surgeons, orthotic and prosthetic centers, third-party distributors, hospitals, surgery centers, physical therapists, athletic trainers and other healthcare professionals.  For additional information on the Company, please visit www.djortho.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements relate to, among other things, the Company’s preliminary revenues for the fourth quarter and full year of 2005 and expected earnings growth.  The words “believe,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement.  These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks relating to material adjustments to the Company’s reported preliminary revenue number, or its operating margin, for the fourth quarter. Other risks include the Company’s dependence on orthopedic professionals, agents and distributors for marketing its products; resources needed and risks involved in complying with government regulations including Section 404 of the Sarbanes-Oxley Act; developing and protecting intellectual property; the impact of potential reductions in reimbursement levels by Medicare and other governmental and commercial payors; and the effects of healthcare reform, managed care and buying groups on prices of the Company’s products. Other risk factors are detailed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 1, 2005, filed on October 31, 2005 with the Securities and Exchange Commission.

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